EXHIBIT 10.2

INGRAM MICRO INC.
2008 EXECUTIVE INCENTIVE PLAN

This Ingram Micro Inc. 2008 Executive Incentive Plan (the “Plan”) constitutes an amendment and restatement of the Ingram Micro Inc. Executive Incentive Plan, which was adopted effective as of February 12, 2002, subject to approval by the shareholders of Ingram Micro Inc. (the “Company”), which approval was obtained on May 30, 2002. This Plan shall be effective as of June 6, 2007, subject to approval by the Company’s shareholders.

1. Purpose.   The principal purpose of the Ingram Micro Inc. Executive Incentive Plan (the “Plan”) is to provide incentives to executive officers of Ingram Micro Inc. (the “Company”) who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining executive officers on a competitive basis.

2. Administration of the Plan.   The Plan shall be administered by the Human Resources Committee of the Board of Directors (the “Committee”). The Committee shall have the sole discretion to interpret the Plan; establish performance periods from time to time, approve a pre-established objective performance measure or measures from time to time; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

3. Eligibility.   Executive officers and other key management personnel of the Company and its affiliates (each an “Eligible Individual”) shall be eligible to receive awards under the Plan. The Committee shall designate the executive officers and other key management personnel who will participate in the Plan from time to time.

4. Awards.

(a) Grant.  Subject to the provisions of the Plan, the terms of any applicable equity plan and the contractual provisions affecting the Company, the Committee shall have sole and complete authority to determine the Eligible Individuals who shall receive an award, which shall consist of a right which is denominated in cash or shares of the Company’s Class A common stock, valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and payable at such time and in such form as the Committee shall determine. If an individual becomes an executive officer during the year, such individual may be granted eligibility for an award for that year upon such individual becoming an executive officer.

(b) Terms and Conditions.  Subject to the terms of the Plan, the terms of any applicable equity plan any contractual provisions affecting the Company and any applicable award agreement, the Committee shall determine the performance periods (which may be short or long-term, and which may overlap), the performance goals to be achieved during any performance period, the incentive award targets for participants, the amount of any award and the amount and kind of any payment or transfer to be made pursuant to any award, and whether such awards are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code,” and such compensation “Qualified Performance-Based Compensation”).

(c) Performance Goals with Respect to Qualified Performance-Based Compensation.  Any awards under the Plan that are intended to constitute Qualified Performance-Based Compensation shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 162(m) of the Code and the Treasury Regulations thereunder. Any performance goals established by the Committee for any award granted under the

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Plan that is intended to constitute Qualified Performance-Based Compensation shall satisfy the following requirements:

(i) Such goals shall be based on any one or more of the following performance criteria: asset turn-over, customer satisfaction, market penetration, associate satisfaction or similar indices, price of the Company’s Class A common stock, stockholder return, return on assets, return on equity, return on investment, return on capital, return on invested capital, return on working capital, return on sales, other return measures, sales productivity, sales growth, total new sales, productivity ratios, expense targets, economic profit, economic value added, net earnings (either before or after one or more of the following: interest, taxes, depreciation and amortization), income (either before or after taxes), operating earnings or profit, gross or net profit or operating margin, gross margin, gross or net sales or revenue, cash flow (including, but not limited to, operating cash flow and free cash flow), net worth, earnings per share, earnings per share growth, operating unit contribution, achievement of annual or multiple year operating profit plans, earnings from continuing operations, costs, expenses, working capital, implementation or completion of critical projects or processes, performance achievements on certain designated projects, debt levels, market share or similar financial performance measures as may be determined by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(ii) The Committee may, in its sole discretion, provide that one or more of the following objectively determinable adjustments shall be made to one or more of such goals: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the performance period; items related to the disposal of a business or segment of a business; items related to discontinued operations; items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period; or any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments, items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(iii) Such goals may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company, any of its operating units, or an individual, or on a relative basis with respect to any peer companies or index selected by the Committee.

(iv) Such goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business.

(v) Such goals shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the goals have been met.

(d) Procedures with Respect to Awards.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any award that is intended to constitute Qualified Performance-Based Compensation, no later than 90 days following the commencement of any performance period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more participants, (b) select the performance criteria and adjustments applicable to the performance period (as provided in Section 4(c) above), (c) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period based on the performance criteria, (d) specify the relationship between performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period, and (e) establish, in terms of an objective formula or standard, the method for computing the amount of compensation payable upon attainment of the performance goals, such that a third party having knowledge of the relevant facts could calculate the amount to be paid. Following the completion of each performance period, the

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Committee shall determine whether and the extent to which the applicable performance goals have been achieved for such performance period and approve any payments, which determination and approvals shall be recorded in the minutes of the Committee. In determining the amount earned under such awards, with respect to any award granted to one or more Eligible Individuals, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

(e) Payment of Awards.  Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis. With respect to any award that is intended to constitute Qualified Performance-Base Compensation, a participant shall be eligible to receive payment pursuant to such awards for a performance period only if and to the extent the performance goals for such period are achieved, and only after the Committee has certified in writing that such goals have been achieved. In no event may any participant be paid more than $7,500,000 under any one or more awards under the Plan in any fiscal year of the Company.

(f) Applicability.  The grant of an award to an Eligible Individual for a particular performance period shall not require the grant of an award to such Eligible Individual in any subsequent performance period and the grant of an award to any one Eligible Individual shall not require the grant of an award to any other Eligible Individual in such period or in any other period.

(g) Additional Limitations.  Notwithstanding any other provision of the Plan, any award that is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for Qualified Performance-Based Compensation, and the Plan and the award agreement shall be deemed amended to the extent necessary to conform to such requirements.

5. Miscellaneous Provisions.   The Company shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any award or to any participant receiving an award.

The Plan is not the exclusive method pursuant to which the Company may establish or otherwise make available bonus or incentive payments to its executive officers and other key employees.

The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any award shall be determined in accordance with the laws of the State of Delaware.

6. Effective Date, Amendments and Termination.   The Plan shall become effective as of June 6, 2007 subject to approval by the shareholders of the Company at its 2008 Annual Meeting of Shareholders. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

However, unless the shareholders of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.

Unless it is sooner terminated, or materially modified and approved by the shareholders of the Company, the Plan shall be resubmitted for approval by the shareholders in the fifth year after it shall have been last approved by the shareholders.

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